AGREEMENT BETWEEN
                         THE ROBERT MONDAVI CORPORATION
                                  AND TED HALL


     This Agreement is entered into by and between The Robert Mondavi Corporation, a California corporation ("Company") and Ted Hall ("Hall").

                                Recitals of Fact

     . Hall was elected to Company's Board of Directors ("Board") at its Annual Shareholders Meeting on December 12, 2003; the Company wishes to engage Hall to serve as Chairman of the Board.

         NOW, THEREFORE, IT IS AGREED:

          1. Appointment: Effective January 8, 2004, Hall shall become Chairman of the Board, subject to the condition precedent in favor of Hall that the Board unanimously approves such appointment and the terms of this Agreement.

          2. Non-Employee Status: As Chairman, Hall will not be an employee of Company and will not have certification responsibilities under Sarbanes- Oxley.

          3. Term: It is anticipated that the term of this Agreement will run through Company's fiscal year-end, 2007, subject to an extension of the term as may be agreed upon by the parties; also, after December 31, 2004, the Board of Directors, following a recommendation of the Board's Nominating and Governance Committee ("N&G Committee") shall have the right to terminate this Agreement, as will Hall, any such termination right shall be without cause on no less than sixty (60) days notice in advance.

          4. Duties and Authority: Attached hereto as Exhibit 1 is a description of the principal duties and authority of the Chairman of the Board, subject to such modifications as the N&G Committee and Hall may agree, subject to approval by the Board.

          5. Time Commitment - Non Exclusive: The parties anticipate that over each 12-month period during the term of this Agreement, Hall will devote approximately 40 percent of his professional time, it being understood that during the initial and certain other periods, a greater or lesser amount of time may be utilized for the performance of the services engaged hereunder. Hall shall be free to perform consulting services for third parties, and Hall may serve on other boards of directors, provided such clients or companies are not engaged in businesses in competition with Company or whose interests conflict with those of Company.

               Company hereby agrees that Hall's financial interest and managerial activities in connection with Long Meadow Ranch and Long Meadow Ranch Winery, a producer of small quantities of Napa Valley fine wines, and Hall's minority equity interest in Frog's Leap Winery do not violate the terms of this engagement or Hall's fiduciary responsibility to the Company.

          6. Consultants and Advisors: Company recognizes that for Hall to perform effectively his responsibilities hereunder, consultants and advisors may have to be retained by Company as the parties may agree.

          7.   Compensation and Other Consideration:

               (a) Upon execution of this Agreement, Company shall make a one-time payment of $750,000 in consideration of the additional staffing and other costs Hall will experience at Long Meadow Ranch as a result of the loss of the full-time services of Hall as a consequence of his responsibilities under this Agreement. Hall shall forego the retainer and cash meeting fees payable to members of the Board, but will retain stock option grants to Board members.

               (b) Hall shall be paid a monthly fee of $50,000 and a minimum annual cash bonus payment of $400,000, with any higher amounts of stock or cash incentives as may be determined in the discretion of Board, acting upon recommendations of the Board's Compensation Committee.

               (c) Hall shall have an office and full-time executive assistant at one of the Company's offices as Company and Hall jointly designate.

               (d) Hall will not be a participant in Company's health, insurance, profit sharing or other employee benefit plans.

               (e) All travel by Hall will be by first class, commercial or private aircraft as appropriate to the travel itinerary.

               (f) Hall shall be reimbursed for any business expenses incurred in the performance of their duties in keeping with Company policies and as approved by the Board.

     This Agreement shall be governed by California law and has been executed by the parties this 8th day of January, 2004.



     The Robert Mondavi Corporation                       Ted Hall


By:  _________________________________           ______________________________




By:  _________________________________